Exhibit 99.1

For more information, contact:

Laura E. Owen, Vice President

11011 King Street, Suite 260

Overland Park, KS 66210 USA

Phone: (913) 338-5550

Fax: (913) 469-1662

www.ICOPDigital.com

ICOP Digital Shareholders Approve Reverse Stock Split

OVERLAND PARK, KS, (March 2, 2005) – ICOP Digital, Inc. (OTCBB:ICPD), a provider of digital in-car video systems for law enforcement, announced today a 1-for-10 reverse split of the company’s common and preferred stock. Shareholders approved the action at a Special Meeting of Shareholders on February 28, 2005.

“The reverse split is the next important step for ICOP Digital as it positions itself for future growth,” said Dave Owen, President and CEO of ICOP Digital, Inc.

The split will be effective when the market opens on March 10, 2005. At that time, each ten shares of outstanding common stock (including those underlying options outstanding immediately prior to the reverse split) will automatically become one share of common stock, and each ten shares of outstanding preferred stock will automatically become one share of preferred stock. No fractional shares will be issued in connection with the reverse split. Instead, with the exception of persons who would receive less than one share as a result of the reverse split, all fractional shares will be rounded up to the nearest whole share. Shareholders who would otherwise receive less than one share as a result of the reverse split will be paid cash based on the closing bid price on February 28, 2005.

About ICOP Digital, Inc.

ICOP Digital, Inc. (OTCBB:ICPD) is a Kansas-based company that delivers innovative mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors, to monitor and protect people, assets, and profits. The ICOP Model 20/20™ is the leading digital in-car video recorder system, for use by law enforcement. ICOP Digital is committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies. www.ICOPdigital.com

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our ability to finance operations and inventory on terms acceptable to us, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company’s products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities and Exchange Commission.

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